As filed with the Securities and Exchange Commission on February 25, 2005

Registration No. 333-116486

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SUNTERRA CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	6552	95-4582157
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3865 West Cheyenne Avenue

North Las Vegas, Nevada 89032

(702) 804-8600

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Frederick C. Bauman, Esq.

Vice President, General Counsel and Secretary

3865 West Cheyenne Avenue

North Las Vegas, Nevada 89032

(702) 804-8600

(Name, address and telephone number, including area code of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated February 25, 2005

Prospectus

$95,000,000

3 3/4% Senior Subordinated Convertible Notes due 2024 and

Shares of Common Stock issuable upon conversion of the Notes

Holders of our 3 3/4% Senior Subordinated Convertible Notes due 2024 named in this prospectus or in prospectus supplements may offer for sale the notes and the shares of our common stock into which the notes are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling securityholders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any of the proceeds from the sale of the notes or the shares of common stock issuable upon conversion of the notes by any of the selling securityholders.

If the conditions for conversion are satisfied, the holders of the notes may convert the notes into shares of our common stock at a conversion price of approximately $16.00 per share, subject to certain adjustments. This is equivalent to a conversion rate of approximately 62.5027 shares per $1,000 principal amount of notes. Interest on the notes is payable on March 29 and September 29 of each year, commencing on September 29, 2004. On or after March 29, 2007, we may redeem the notes, in whole or in part, at the redemption prices set forth in this prospectus provided that our common stock has met certain minimum trading price requirements. On or after March 29, 2011, we may redeem some or all of the notes for cash at any time. The notes will mature on March 29, 2024.

In the event of a change in control, as defined in this prospectus, of Sunterra, each holder of notes may require us to repurchase all or a portion of such holder’s notes at a price equal to $1,000 per $1,000 principal amount of the notes plus accrued and unpaid interest to the date of repurchase, plus, in certain circumstances, a make-whole premium.

Except as described in the following paragraph, the notes are general unsecured obligations that are subordinated in right of payment to all of our existing and future senior indebtedness and effectively subordinated to the indebtedness and other liabilities of our subsidiaries. The indenture governing the notes does not limit the incurrence by us or our subsidiaries of senior indebtedness or other indebtedness.

We have pledged a portfolio of U.S. government securities as security for the first six scheduled interest payments on the notes.

Our common stock is quoted on the Nasdaq Stock Market’s National Market System under the symbol “SNRR.” The last reported sale price of our common stock on February 23, 2005 was $15.20 per share.

The notes are currently eligible for trading in The PORTAL Market, a subsidiary of the Nasdaq Stock Market, Inc.

Investing in the securities offered by this prospectus involves risks. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

ABOUT THIS PROSPECTUS

In connection with this offering, no person is authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. To obtain additional information that may be important to you, you should read the exhibits filed by us with the registration statement of which this prospectus is a part or our other filings with the SEC. You also should read this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information.”

We are not making any representation to any purchaser of the securities offered hereby regarding the legality of an investment in the securities by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the securities offered hereby.

Except as otherwise indicated and unless the context otherwise requires, throughout this prospectus the words “Sunterra,” “we,” “us” and “our” refer to Sunterra Corporation and its subsidiaries. References to “Predecessor” in this prospectus refer to Sunterra prior to July 31, 2002, and references to “Successor” refer to Sunterra on and after August 1, 2002. “Sunterra®,” “Club Sunterra®,” “Grand Vacation Club®,” “One World One Club™” and “Own Your World®” are trademarks of Sunterra. This prospectus also contains trademarks and trade names of other companies.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov. You may also access the information we file electronically with the SEC through our website at www.sunterra.com.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede some of this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than Current Reports furnished under Items 9 or 12 of Form 8-K) until we sell all of the securities covered by this prospectus. The documents we incorporate by reference are:

•	our Transition Report on Form 10-K for the nine months ended September 30, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2004;

•	our Current Reports on Form 8-K filed October 7, 2004, October 29, 2004 and December 27, 2004;

•	our Proxy Statement related to our 2005 annual meeting filed January 25, 2005; and

•	the description of our common stock contained in our Post-Effective Amendment No. 1 to our Registration Statement on Form S-1, Registration No. 333-105168, filed with the SEC on August 27, 2003, including any amendments or reports filed for the purpose of updating this description.

You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

Sunterra Corporation

Investor Relations

3865 West Cheyenne Avenue

North Las Vegas, Nevada 89032

(702) 804-8600

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are only offering the securities in states where the offer is permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including in particular statements about our plans, objectives, expectations and prospects. You can identify these statements by forward-looking words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek” and similar expressions. Although we believe that the plans, objectives, expectations and prospects reflected in or suggested by our forward-looking statements are reasonable, those statements involve uncertainties and risks, and we can give no assurance that our plans, objectives, expectations and prospects will be achieved. Important factors that could cause our actual results to differ materially from the results anticipated by the forward looking statements are contained herein under “Risk Factors” and elsewhere in this prospectus and relate, without limitation, to matters arising from our emergence from proceedings under Chapter 11 of the Bankruptcy Code. Any or all of these factors could cause our actual results and financial or legal status for future periods to differ materially from those expressed or referred to in any forward-looking statement. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. Forward-looking statements speak only as of the date on which they are made.

SUMMARY

You should read the following summary together with the more detailed information regarding our company and the notes and shares of common stock sold in this offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere or incorporated by reference in this prospectus. This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you.

Our Business

We are one of the world’s largest vacation ownership companies, as measured by the number of individual resort locations and owner families. At December 31, 2004, we had over 300,000 vacation owner families and 93 affiliated resort locations in the continental United States, Europe, the Caribbean, Hawaii and Mexico.

Our operations consist of:

•	acquiring, developing and operating vacation ownership resorts;

•	marketing and selling vacation interests to the public at our resort locations and off-site sales centers by:

•	selling vacation points which may be redeemed for occupancy rights for varying lengths of stay at participating resort locations, which we refer to as “Vacation Points;”

•	selling vacation ownership interests which entitle the buyer to use a fully-furnished vacation residence, generally for a one-week period each year in perpetuity, which we refer to as “Vacation Intervals;” and

•	leasing Vacation Intervals and Vacation Points at certain Caribbean locations;

•	providing consumer financing to individual purchasers of Vacation Intervals and Vacation Points;

•	providing resort rental, management, maintenance and collection services for which we receive fees paid by the resorts’ homeowners associations; and

•	operating our membership and exchange programs.

We refer to Vacation Points and Vacation Intervals in this prospectus collectively as “Vacation Interests.”

Our principal executive offices are located at 3865 West Cheyenne Avenue, North Las Vegas, Nevada 89032. Our telephone number is (702) 804-8600. We maintain an Internet web site at www.sunterra.com. The information contained on our web site, or on other web sites linked to our web site, is not part of this prospectus.

The Offering

Issuer	Sunterra Corporation

Notes offered	$95,000,000 aggregate principal amount of 3.75% Senior Subordinated Convertible Notes due 2024.

Maturity	March 29, 2024.

Interest	3.75% per year on the principal amount, payable semi-annually on March 29 and September 29, beginning on September 29, 2004.

Security	We have purchased and pledged to the trustee under the indenture for the exclusive benefit of the holders of the notes approximately $10.4 million of U.S. government securities, which we expect will be sufficient, upon receipt of scheduled principal and interest payments thereon, to provide for the payment in full of the first six scheduled interest payments on the notes when due. The notes will not otherwise be secured. See “Description of Notes—Security.”

Ranking	The notes are our general senior subordinated obligations, junior in right of payment to all of our existing and future senior indebtedness, equal in right of payment to any future senior subordinated indebtedness, senior in right of payment to any future subordinated debt and structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

Conversion rights	If the conditions for conversion are satisfied, for each $1,000 principal amount of notes surrendered for conversion you will receive 62.5027 shares of our common stock. We refer to this as the conversion rate.

Holders may surrender notes for conversion, if, as of the last day of the preceding calendar quarter, the sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 110% of the conversion price (which is equal to $1,000 divided by the applicable conversion rate) per share of common stock on the last day of such quarter. If the foregoing condition is satisfied, then the notes will thereafter be convertible at any time at the option of the holder, through maturity.

Holders may surrender notes for conversion during the five business day period after any five consecutive trading day period ending on or prior to March 29, 2019 in which the trading price per note for each day of that five trading day period was less than 98% of the product of the sale price of our common stock and the conversion rate on each such day.

Notes or portions of notes in integral multiples of $1,000 principal amount called for redemption may be surrendered for conversion until the close of business on the second business day prior to the redemption date. In addition, if we make a significant distribution to holders of our common stock or we are a party to certain consolidations, mergers or share exchanges, notes may be surrendered for conversion, as provided in “Description of Notes—Conversion Rights.”

The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued interest. Upon conversion, a holder will not receive any cash payment representing accrued interest, subject to certain exceptions. Instead, accrued interest will be deemed paid by the shares of common stock received by the holder on conversion.

Optional redemption	We may redeem some or all of the notes for cash at any time on or after March 29, 2007 if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the mailing date of the optional redemption notice. On or after March 29, 2011, we may redeem some or all of the notes for cash at any time. If redeemed at our option, the notes will be redeemed at a redemption price equal to $1,000 per $1,000 principal amount of notes to be redeemed, plus accrued and unpaid interest, if any, on such notes to, but not including, the redemption date. See “Description of Notes—Optional Redemption by Sunterra.”

Purchase of the notes at the option of the Holders	Holders may require us to purchase all or a portion of their notes on March 29, 2011, March 29, 2014 and March 29, 2019 at a price equal to $1,000 per $1,000 principal amount of notes to be purchased, plus accrued and unpaid interest, if any, to the date of purchase. We may only pay the purchase price in cash and not in common stock. See “Description of Notes—Purchase at the Option of Holders.”

Change in control	Upon specified change in control events relating to Sunterra, each holder of the notes may require us to purchase all or a portion of their notes at a price equal to $1,000 per $1,000 principal amount of notes to be purchased plus accrued and unpaid interest, if any, to the date of purchase, plus, in certain circumstances, a make-whole premium. See “Description of Notes—Purchase at Option of Holders Upon a Change in Control.”

Use of proceeds	We will not receive any of the proceeds from the sale of the notes or the shares of common stock issuable upon conversion of the notes by any of the selling securityholders.

DTC eligibility	The notes have been issued in fully registered book-entry form and are represented by one or more permanent global notes without coupons. The global notes have been deposited with the trustee, as a custodian for DTC, and are registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See “Description of Notes—Global Notes; Book-Entry; Form.”

Trading	The notes are currently trading in the PORTAL system, but notes sold by means of this prospectus will not be eligible for trading in the PORTAL system. The notes are not listed on any national securities exchange and we do not intend to list them on any national securities exchange. Our common stock is traded on the Nasdaq National Market under the symbol “SNRR.”

Common Stock	In addition to the notes, this prospectus may be used by selling security holders to sell up to 5,937,757 shares of our common stock, subject to adjustment, issuable upon conversion of their notes.

Risk Factors	See “Risk Factors” and other information in this prospectus for a discussion of factors you should consider carefully before deciding to invest in the notes.

RISK FACTORS

We are subject to various risks and uncertainties relating to or arising out of the nature of our business and general business, economic, financing, legal and other factors or conditions that may affect us. These risks and uncertainties include but are not limited to the following:

Risks Relating to Our Business

We are subject to intense industry competition.

The vacation ownership industry is highly competitive. Among the many issues affecting all companies in this industry include competition from a broad range of lodging, hospitality and entertainment companies, changes in consumer behavior and the cost, ease and attractiveness of domestic and international travel and seasonality.

We compete with both branded and non-branded hospitality and lodging companies, as well as other established vacation ownership companies. Although major lodging and hospitality companies such as Marriott, Disney, Hilton and Starwood have established vacation ownership operations in the past decade, the industry remains largely unbranded and highly fragmented. We believe that the majority of the vacation ownership resorts are owned and operated by smaller, regional companies.

Unfavorable general economic and industry conditions may affect our business and could decrease the demand for vacation ownership units, impair our ability to collect our mortgages receivable and increase our costs.

Our business has been adversely affected in recent years by unfavorable general economic and industry conditions, including the effects of weak domestic and world economies, rising unemployment and job insecurity, the terrorist attacks in the United States in September 2001, instability in the airline industry and geopolitical conflict in the Middle East, North Korea and other areas. Any additional downturn in economic conditions or any price increases related to the travel and tourism industry, such as higher airfares or increased gasoline prices, could depress discretionary consumer spending and have a material adverse effect on our business. Any such economic conditions, including recession, may also adversely affect the future availability of attractive financing rates for us or for our customers and may materially adversely affect our business. Furthermore, changes in general economic conditions may adversely affect our ability to collect our loans to Vacation Interest buyers. Because our operations are conducted solely within the vacation ownership industry, any adverse changes affecting the industry, such as an oversupply of vacation ownership units, a reduction in demand for such units, changes in travel and vacation patterns, changes in governmental regulation of the industry, increases in construction costs or taxes and negative publicity for the industry, could have a material adverse effect on our business.

We will continue to be subject to extensive government regulation which may result in additional costs.

Our marketing and sales of Vacation Interests are subject to extensive and ever-changing regulations by the federal and state governments and foreign jurisdictions in which our resort properties are located and in which Vacation Interests are marketed and sold. On the United States federal level, the Federal Trade Commission has taken the most active regulatory role through the Federal Trade Commission Act, which generally prohibits unfair or deceptive acts or competition in interstate commerce. Other significant federal legislation to which we are or may be subject includes the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Interstate Land Sales Full Disclosure Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Fair Housing Act, the Americans With Disabilities Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Gramm-Leach-Bliley Act, the Real Estate Settlement Procedures Act, the Deceptive Mail Prevention and Enforcement Act, the Civil Rights Acts of 1964 and 1968 and federal and state securities laws.

Recent federal legislation amends the Telemarketing Sales Rule, regulated by the Federal Trade Commission, to include provisions for a nationwide telemarketing do-not-call registry. Generally, we are prohibited from calling anyone on that registry. We are required to pay a fee to access the registry on a quarterly basis as required by the rules. Enforcement of the federal do-not-call provisions began in the fall of 2003, and the rule provides for fines of up to $11,000 per violation. This legislation may restrict our ability to market effectively our services to new customers. Furthermore, compliance with the new legislation may prove difficult and we may incur penalties under this legislation for conducting our marketing activities.

In addition, many states have adopted specific laws and regulations regarding the establishment of condominium and timeshare projects and the sale of vacation interest ownership programs. As an example, in most states we are required to deliver a disclosure statement, sometimes referred to as a public offering statement or public report, to all prospective purchasers of Vacation Interests, together with certain additional information concerning the terms of the purchase. Laws in most states generally grant the purchaser of a vacation interest the right to cancel a contract of purchase at any time within a period ranging from three to ten calendar days following the later of the date the contract was signed or the date the purchaser received the last of the documents which we are required to provide to the purchaser. Most states have other laws that regulate other activities such as those relating to real estate licensure, exchange program registration, seller of travel licensure, anti-fraud laws, telemarketing and do-not-call laws, prize, gift and sweepstakes laws and labor laws. Any failure to comply with applicable laws or regulations could have a material adverse effect on our business, results of operations or financial condition.

We emerged from Chapter 11 bankruptcy proceedings in July 2002.

We sought protection under Chapter 11 of the Bankruptcy Code in May 2000 as a result of defaults on our senior unsecured notes and our secured credit facilities. In July 2002, we fulfilled the conditions to the effectiveness of our plan of reorganization and emerged from bankruptcy.

Upon emergence from our bankruptcy proceeding, we adopted the principles of fresh-start financial accounting effective as of July 31, 2002 as described in Note 2 to our consolidated financial statements. Our adoption of fresh-start accounting means that our consolidated financial statements for recent periods prepared on this basis are not comparable in all respects with our consolidated financial statements for prior periods. This lack of comparability may make it more difficult for investors to evaluate our financial condition and results of operations.

There can be no assurance that our reorganization will continue to be successful or that we will be able to operate our business profitably following our emergence from bankruptcy. Certain of the challenges that contributed to our filing for bankruptcy, such as intense industry competition and a downturn in economic conditions affecting the travel and tourism industry, continue to exist, could worsen and are likely to continue to affect our business operations and financial condition adversely. Other companies that have emerged from bankruptcy have encountered operational and financial problems that have caused them to seek bankruptcy protection for a second time.

Our ability to succeed will be dependent upon our ability to continue to successfully implement our business plan, as to which no assurance can be given.

Our ability to execute our business plan must be considered in light of the inherent risks, expenses and difficulties typically encountered by companies emerging from bankruptcy, particularly companies with new and evolving business models. Such unique difficulties include obtaining widespread consumer acceptance for our system wide “One World One Club” points-based vacation system, and the potential development of comparable vacation ownership products by competitors.

We may not be able to effectively integrate points-based vacation ownership programs into a true “One World One Club” under our Club Sunterra exchange program.

As an integral part of our business plan, we are seeking to achieve true club globalization through the integration of our existing separate points-based vacation exchange systems into a functionally single “One World One Club” system, with the existing Club Sunterra system serving as the platform for this points-based exchange program. Although we have operated points-based vacation ownership systems separately, we have not previously developed a true, global, system-wide points-based vacation ownership system, and no assurance can be given as to our ability to efficiently implement such a system, given differences in levels of maintenance fees among the several points-based systems. Points-based vacation ownership systems, like traditional timeshare arrangements, are subject to extensive regulation by federal, state and local jurisdictions, which regulation may adversely impact, delay or prevent achievement of our integration goals.

We may not successfully integrate our acquisitions.

Our growth strategy may continue to include acquisitions. Our ability to successfully integrate acquisitions will depend on a number of factors including our ability to market and sell Vacation Interests at the acquired resorts, our ability to manage acquired resorts in a manner that results in customer satisfaction and our ability to integrate vacation club operations with Club Sunterra, as well as the need to achieve other back office efficiencies. There is no assurance that we will be successful with respect to any of these factors. During the start-up phase of sales at a newly acquired resort we could experience lower operating margins at that resort until its sales operation matures. The lower margins could negatively impact our cash flow. We cannot provide assurance that we will maintain or improve our operating margins at newly acquired resorts or that they will not reduce our overall operating margins.

The potential liability for any failure to comply with environmental laws or for any currently unknown environmental problems could be significant.

Under various environmental laws and regulations, the owner or operator of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances or wastes located on or in, or emanating from, such property, as well as related costs of investigation and associated damages. We are not aware of any environmental liability that could have a material adverse effect on our business, assets or results of operations, nor have we been notified by any governmental authority or any third party, and we are not otherwise aware, of any material noncompliance or other claim relating to hazardous or toxic substances or petroleum products in connection with any of our present or former properties. No assurance, however, can be given that we will remain in compliance with all environmental laws and regulations, or that the requirements of such laws and regulations will not change.

Losses from hurricanes and earthquakes in excess of insured limits, as well as uninsured losses, could be significant.

Some of our resorts are located in areas that are subject to hurricanes and tropical storms. We have suffered damages from hurricanes and tropical storms in the past, and we may suffer damage from them in the future. Additionally, resorts may be subject to damage resulting from earthquakes and other natural disasters. We carry commercial liability insurance and all-risk property insurance with coverage for fires, floods, windstorms and earthquakes with additional coverage for business interruption arising from insured perils for resort locations that we manage and our corporate offices. However, there are certain types of losses, such as losses arising from acts of war, civil unrest and terrorism that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose our capital invested in a resort, as well as the anticipated future revenues from the resort, and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss could have a material adverse effect on our business, properties or operations.

Changes in interest rates may increase our borrowing costs and otherwise adversely affect our business.

The interest rates applicable to borrowings under our senior credit facility are subject to change based on fluctuations in short-term interest rates. If these rates increase, our interest expense would increase and our results of operations would be adversely affected. Our business and our strategies for future growth are dependent on our ability to obtain additional debt financing to fund our operations and to access the securitization markets to expand our portfolio of mortgages and contracts receivable. Increases in interest rates, changes in the financial markets and other factors could increase our borrowing costs, prevent us from accessing the securitization markets and otherwise reduce our ability to obtain the funds required for our future operations. Our business and results of operations are also dependent on the ability of our customers to finance their purchase of Vacation Interests. Limitations on the availability of financing to our customers or increases in the cost of such financing could reduce our sales of Vacation Interests and adversely affect our operations.

Fluctuations in foreign currency exchange rates may affect our reported results of operations.

We receive a significant portion of our revenues from our European resorts, the operations of which are primarily conducted in euros and British pounds. Because our financial results are reported in U.S. dollars, fluctuations in the value of the euro and British pound against the U.S. dollar have had and will continue to have a significant effect on our reported financial results. A decline in the value of the euro or British pound against the U.S. dollar will tend to reduce our reported revenues and expenses, while an increase in the value of the euro or British pound will tend to increase our reported revenues and expense. Variations in exchange rates can significantly affect the comparability of our financial results between financial periods.

An increase in the delinquency rate of our portfolio of mortgages and contracts receivable could adversely affect our financial condition and results of operations.

We provide financing to consumers for the purchase and lease of Vacation Interests in North America and the Caribbean. We benefit by retaining a positive cash flow spread that results from the difference between our borrowing rate and the rate charged to our owner families. In Europe, we generally originate mortgages receivable for a third party financial institution and receive a commission based on the principal amount of eligible consumer loans we originate.

A significant increase in the delinquency rate applicable to our portfolio of mortgages and contracts receivable could adversely affect our financial condition and results of operations. An increased level of delinquencies could result from changes in economic or market conditions, increases in interest rates, adverse employment conditions and other factors beyond our control. Increased delinquencies could also result from our inability to evaluate accurately the credit-worthiness of the customers to whom we extend financing.

We derive a portion of our revenues through contracts to manage affiliated resorts and the expiration or termination of these management contracts could adversely affect our results of operations.

We are a party to management contracts under which we receive fees for providing management services to certain affiliated resorts. Our management contracts generally have three year terms, except in Europe where the contracts generally run for the life of the association, and provide for early termination rights in certain circumstances. If we fail to renew a significant number of our management contracts or the contracts are otherwise terminated, we will no longer be entitled to receive management fees under these contracts and our results of operations could be adversely affected.

We may be unable to attract, retain and motivate necessary management and other skilled personnel which could have a material adverse impact on our operations.

We will face intense competition for and may not be able to attract, motivate and retain personnel with the skills and experience needed to successfully manage our business and operations and successfully implement our business plan.

Our inability to attract, hire or retain the necessary executive, sales, finance, technical, marketing, information systems and other personnel, or the loss of the services of any member of our senior management team, could have a material adverse effect on our business, financial condition or results of operations.

We are subject to various restrictions under our senior finance facility which limit our ability to incur debt.

Our senior finance facility contains various restrictions and limitations that may affect our business and affairs. These include restrictions and limitations relating to our ability to incur indebtedness and other obligations, to make investments and acquisitions and to pay dividends. Our senior finance facility also requires that we maintain certain financial ratios and comply with other financial covenants. Our failure to comply with any of these provisions, or to pay our obligations under our senior finance facility or other loan agreements, could result in foreclosure by the lenders of their security interests in our assets, as discussed in the following paragraph, and could otherwise have a material adverse effect.

Virtually all of our assets are subject to security interests and may be unavailable to us or certain of our creditors.

Substantially all of our cash, receivables, inventory and other assets are subject to liens and security interests. If our senior finance facility lender or any other holder of a security interest becomes entitled to exercise its rights as a secured party, it would have the right to foreclose upon and sell or otherwise transfer the collateral subject to their security interest, and the collateral accordingly would be unavailable to us or to our other creditors, except to the extent that the value of the affected collateral exceeds the amount of indebtedness in respect of which such foreclosure rights are exercised.

Our continued liquidity depends on our ability to borrow against our notes receivable and inventory.

In North America we offer financing of up to 90% of the purchase price to purchasers of Vacation Interests. However, we incur selling, marketing and administrative cash expenditures prior to and concurrent with the sale. Accordingly, our ability to borrow against the notes receivable we receive from our customers is a critical factor in our continued liquidity. If out senior financing facility was to terminate or expire and we were unable to replace it with a comparable facility, our liquidity and cash flow would be materially and adversely affected.

We may not be able to access the securitization markets or otherwise raise additional capital in the future and our inability to do so could have an adverse effect on our business.

Prior to our bankruptcy, we securitized a substantial portion of the mortgages and contracts receivable we generated by financing the purchase of Vacation Interests by our customers. Since our bankruptcy, we have not securitized our mortgages and contracts receivable and have utilized our senior credit facility to fund our mortgages and contracts receivable portfolio. We currently anticipate accessing the securitization markets in the future, however there can be no assurance regarding our ability to successfully do so. If we are unable to access the securitization markets, we may be required to obtain additional debt or equity financing to finance our operations. We cannot ensure that this additional financing will be available or, if it is available, that it can be obtained on terms and conditions we will deem acceptable. Any additional financing derived from the sale of equity securities, including convertible debt securities, may result in significant dilution to our stockholders.

Risks Relating to the Notes

Our ability to fulfill our obligations under the notes is dependent upon our future financial and operating performance.

Our ability to make interest and principal payments on the notes when due and to satisfy our other debt obligations depends in part upon our future financial performance and upon our ability to renew or refinance our debt obligations or to raise additional equity capital. Prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments. While we believe that cash flow from our operations will provide an adequate source of long-term liquidity, a significant drop in our operating cash flow resulting from adverse economic conditions, competition and other uncertainties beyond our control would increase our need for alternative sources of liquidity.

If we are unable to generate sufficient cash flow to meet our debt services obligations, we will have to pursue one or more alternatives, such as:

•	reducing our operating expenses;

•	reducing or delaying capital expenditures;

•	selling assets; or

•	raising additional equity capital.

We cannot assure you that any of these alternatives could be accomplished on satisfactory terms, if at all, or that those actions would provide sufficient funds to retire the notes and our other debt obligations.

The notes are subordinate in right of payment to our senior indebtedness and are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The notes are subordinate in right of payment to the prior payment in full of all of our existing and future senior indebtedness. As of December 31, 2004, we had $177.6 million of senior indebtedness outstanding under our existing senior credit facility. The indenture under which the notes are issued does not limit the amount of additional senior indebtedness we are permitted to incur in the future.

The notes are structurally subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. As of December 31, 2004, our subsidiaries had outstanding indebtedness and other liabilities of approximately $144.6 million. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions, including restrictions under our senior credit facility, and are dependent upon the earnings or financial condition of those subsidiaries and subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

We may not have the ability to raise the funds necessary to purchase the notes for cash at the option of the holders or upon the occurrence of a change in control.

On March 29, 2011, March 29, 2014 and March 29, 2019 and upon specified change in control events relating to Sunterra, each holder of the notes may require us to purchase for cash all or a portion of such holder’s notes at a price equal to the principal amount, plus accrued and unpaid interest, if any, on such notes to the date of purchase. We cannot assure you that we would have sufficient financial resources to purchase the notes for cash or satisfy our other debt obligations if we are required to purchase the notes at the option of the holders of such notes or upon the occurrence of a change in control. In addition, events involving a change in control may result in an event of default under our senior credit facility or other debt we may incur in the future. There can be no assurance what effect a change in control would have on our ability to pay interest and principal on the notes when due.

We have the right to redeem the notes prior to maturity under certain circumstances, which would require holders of the notes to accept repayment in cash or convert their notes into shares of our common stock.

We may redeem some or all of the notes for cash at any time on or after March 29, 2007, if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days and on or after March 29, 2011 we may redeem some or all of the notes for cash at any time.

If we exercise this redemption right, holders of the notes would be required to accept repayment of their notes in cash or convert their notes into shares of our common stock. If holders do not convert their notes into shares of our common stock following notice of redemption, their notes will be redeemed for cash and they will loose any future right to profit from future increases, if any, in the market price of our common stock. If holders convert their notes into shares of our common stock prior to redemption, the value of their investment will be entirely dependent upon the future market price of our common stock, which could decrease substantially after the notes are converted.

There is no public trading market for the notes and your ability to transfer the notes will be limited.

The notes are a new issue of securities for which there is no public trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system.

Although the notes are currently trading in the PORTAL system, notes sold by means of this prospectus will not be eligible for trading in the PORTAL system and we make no representation as to whether an active trading market for the notes has developed or will develop or, if such market develops, how liquid it will be. In the absence of an active trading market for the notes, the market price and liquidity of the notes may be adversely affected. Even if an active trading market develops, the notes could trade at prices that may be lower than the initial offering price of the notes, or the holders could experience difficulty or an inability to resell the notes.

Risks Relating to Common Stock

Our common stock has a limited trading history on the Nasdaq National Market and our common stock price may experience volatility.

Our common stock began trading on the Nasdaq National Market on January 5, 2004. Prior to that date, our common stock was quoted on the OTC Bulletin Board. Because our common stock has a limited trading history on the Nasdaq Stock Market, we cannot assure that an active trading market for our common stock will continue in the future. If an active and liquid trading market does not continue, our stock price may be adversely affected and investors may have difficulty in trading their shares. In addition, the market price of our common stock may be subject to significant fluctuations in response to numerous factors, including variations in our annual or quarterly financial results or those of our competitors, changes by financial analysts in their estimates, if any, of our future earnings, unfavorable publicity or conditions in the economy in general or in the travel, vacation ownership and leisure industries in particular. The stock market also has, from time to time, experienced significant price and volume fluctuations that have been unrelated to the operating performance of companies with publicly traded securities. In the past, securities class action litigation has often been instituted following periods of volatility in the market price of a company’s securities. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of our management’s attention and resources.

We do not anticipate paying any dividends in the foreseeable future.

We do not anticipate paying any dividends on our common stock in the foreseeable future. In addition, covenants in certain debt instruments to which we are a party restrict our ability to pay dividends and make certain other payments. In particular, our senior finance facility prohibits the payment of dividends or the making of other distributions to stockholders. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in our common stock.

We are subject to anti-takeover provisions under Maryland law and our charter and bylaws that could delay or prevent a change in control and adversely affect the price of our common stock.

Certain provisions of the Maryland General Corporation Law and of our charter and bylaws may have the effect of delaying or preventing a change in control of Sunterra. These provisions may make it more difficult for other persons, without the approval of our board of directors, to make a tender offer or otherwise acquire substantial amounts of our common stock or to launch other takeover attempts that stockholders might consider to be in their best interests. These provisions could limit the price that certain investors are willing to pay in the future for shares of our common stock.

Provisions in our charter and bylaws that may have the effect of delaying or preventing a change in control include:

•	limits on the ability of stockholders to call special meetings of stockholders;

•	advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•	the right of our board of directors, without stockholder approval, to reclassify any unissued shares of our common stock as shares of preferred stock and to fix the preferences, conversion or other rights, voting powers, restrictions, qualifications, dividends and terms or conditions of redemption of those shares.

We are subject to the Subtitle 6 of the Maryland General Corporation Law, which prohibits “business combinations” for a period of five years with persons owning 10% or more of the voting shares of a corporation’s outstanding stock, unless the combination is approved by the board of directors prior to the person acquiring 10% or more of the stock or is approved by an extraordinary stockholder vote. We are also subject to Subtitle 7 of the Maryland General Corporation Law, which limits the voting rights of “control shares” acquired in a “controlled share acquisition” except to the extent approved by extraordinary stockholder vote.

Subtitle 8 of the Maryland General Corporation Law provides that a Maryland corporation that is subject to the Securities Exchange Act of 1934 and that has at least three outside directors (who are not affiliated with any potential acquirer of the company) under certain circumstances may elect by resolution of its board of directors or by amendment of its charter or bylaws to be subject to statutory corporate governance provisions that may be inconsistent with the corporation’s charter and bylaws. Under these provisions, a board of directors may divide itself into three separate classes without the vote of stockholders so that only one-third of the directors are elected each year. Directors serving on a board of directors classified in this manner may not be removed from office without cause and the classified board arrangement may not be altered by amendment to the charter of the corporation.

Further, the board of directors may, by electing to be covered by the applicable statutory provisions and notwithstanding the corporation’s charter or bylaws:

•	provide that special meetings of stockholders may be called only at the request of stockholders entitled to cast a majority of the votes entitled to be cast at a meeting of stockholders;

•	reserve for itself the right to fix the number of directors constituting the board of directors;

•	provide that a director may be removed only by the vote of at least two-thirds of the votes entitled to be cast generally in the election of directors; and

•	retain for itself sole authority to fill vacancies created by an increase in the size of the board or the death, removal or resignation of a director.

In addition, a director elected to fill a vacancy under these provisions serves for the balance of the unexpired term rather than until the next annual meeting of stockholders.

A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. The Maryland General Corporation Law further provides that an act of a director relating to or affecting an acquisition or potential acquisition of control of a corporation, including a decision by a director to implement the provisions of Subtitle 8, is not subject to a higher duty or greater scrutiny than is applied to any other act of a director. Although a corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute, Sunterra has not adopted such a prohibition. If our board of directors chooses in the future to implement these provisions, it could discourage offers to acquire our common stock and could delay or prevent a change in control of Sunterra.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the notes or the common stock underlying the notes by the selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of our earnings to our fixed charges for each of the periods indicated is as follows:

	Fiscal Year Ended December 31,								Fiscal Period Ended September 30,	Three Months Ended December 31,
	2000		2001		2002		2003		2004	2003	2004
Ratio of earnings to fixed charges	(6.6	)x	(2.2	)x	15.9	x	(1.7	)x	2.4x	(10.1)x	2.4x

We emerged from bankruptcy in July 2002. Therefore, the ratios presented above for the periods prior to July 2002 are those of our Predecessor entity and the ratio for the fiscal year ended December 31, 2002 was derived from a combination of the results for us and our Predecessor entity during that period. The ratio of earnings to fixed charges is not presented in the above chart for those periods prior to 2000 for which audited financial statements are not available.

For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before both provision for income taxes and income from equity investments plus cash distributions from equity investments and fixed charges (excluding capitalized interest). Fixed charges consist of interest charges (including capitalized interest), amortization of debt offering expense and that portion of rental expense we believe to be representative of interest. Earnings, as defined, were not sufficient to cover fixed charges by $91.1 million for the three months ended December 31, 2003, $74.7 million for the fiscal year ended December 31, 2003, $70.9 million for the fiscal year ended December 31, 2001, $360.6 million for the fiscal year ended December 31, 2000.

DESCRIPTION OF THE NOTES

The notes have been issued under an indenture between us and Wells Fargo Bank, National Association, as trustee. The terms of the notes include those provided in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The pledge agreement referred to below under the caption “—Security” defines the terms of the pledge that secures the payment of the first six scheduled interest payments on the notes when due. The registration rights agreement referred to below under the caption “Registration Rights” requires that we file the registration statement of which this prospectus is a part with the SEC, cause the registration statement to be declared effective by the SEC as promptly as practicable and keep the registration statement effective for certain specified periods.

The following description is a summary of the material provisions of the indenture, the registration rights agreement and the pledge agreement. It does not restate those agreements in their entirety. We urge you to read the indenture, the registration rights agreement and the pledge agreement because they, and not this description, define your rights as a holder of the notes. Copies of the indenture, registration rights agreement and pledge agreement are included as exhibits to the registration statement of which this prospectus is a part.

Terms not defined in this description have the meanings given to them in the indenture. In this section, the words “we,” “us,” “our,” or “Sunterra” mean Sunterra Corporation, but do not include any current or future subsidiary of Sunterra Corporation.

General

The notes, except to the extent described under “—Security” below, are unsecured general senior subordinated obligations of Sunterra, and rank junior in right of payment to all existing and future senior indebtedness of Sunterra, including all indebtedness under our existing senior credit facility, equal in right of payment to any future senior subordinated indebtedness of Sunterra, senior in right of payment to any future subordinated indebtedness of Sunterra, and are structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

As of December 31, 2004, we had approximately $322.2 million of senior indebtedness outstanding. This includes $144.6 million of outstanding indebtedness and other liabilities of our subsidiaries. As indicated above and as discussed below under the caption “—Subordination of Notes,” payments on the notes are subordinated in right of payment to the payment of our senior indebtedness. The indenture permits us to incur additional senior indebtedness.

The notes are convertible into shares of our common stock as described under “—Conversion Rights” below. The notes are limited to $95,000,000 aggregate principal amount and mature on March 29, 2024, unless earlier redeemed, purchased or converted. The notes are only issued in denominations of $1,000 and multiples of $1,000.

The notes bear interest at the rate of 3.75% per year from the date of issuance of the original notes. Interest is payable semi-annually in arrears on March 29 and September 29 of each year, commencing September 29, 2004, to holders of record at the close of business on the preceding March 15 and September 15, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, purchase by us at the option of the holder or redemption of a note, interest will cease to accrue on the note under the terms of and subject to the conditions of the indenture.

Principal will be payable, and the notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which will initially be the office or agency of the trustee in New York, New York.

The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of senior indebtedness or other indebtedness. The indenture also does not contain any covenants or other provisions to afford protection to holders of the notes in the event of a highly leveraged transaction or a change in control of Sunterra, except to the extent described under “—Purchase at Option of Holders Upon a Change in Control” below.

Security

On March 29, 2004, we purchased and pledged to the trustee as security for the exclusive benefit of the holders of the notes (and not for the benefit of our other creditors), $10.426 million principal amount of U.S. government securities, which we estimate will be sufficient, upon receipt of scheduled interest and principal payments of such U.S. government securities, to provide for payment in full of the first six scheduled interest payments (up to and including the interest payment due on March 29, 2007), but not additional interest which may be payable (as described under “—Registration Rights”) on the notes when due.

The U.S. government securities have been pledged by us to the trustee for the exclusive benefit of the holders of the notes and are held by the trustee in a pledge account. Immediately prior to each of the first six interest payment dates, the trustee will release from the pledge account proceeds sufficient to pay the interest then due on the notes. A failure to pay interest on the notes when due for any of the first six scheduled interest payment dates will constitute an event of default under the indenture, with no grace period.

The pledged U.S. government securities and the pledge account also secure the repayment of the principal amount and additional interest, if any, on the notes only to the extent provided in the following circumstance. If prior to March 29, 2007:

•	an event of default under the notes occurs and is continuing; and

•	the trustee or the holders of 25% in aggregate principal amount of the notes accelerate the notes by declaring the principal amount of the notes to be immediately due and payable (by written consent, at a meeting of noteholders or otherwise), except for the occurrence of an event of default relating to our bankruptcy, insolvency or reorganization, upon which the notes will be accelerated automatically;

then the proceeds from the pledged U.S. government securities will be promptly released for payment to note holders, subject to the automatic stay provisions of bankruptcy law, if applicable. Distributions from the pledge account will be applied:

•	first, to any accrued and unpaid interest on the notes; and

•	second, to repayment of a portion of the principal amount of the notes and additional interest, if any, due on the notes.

However, if any event of default is cured prior to the acceleration of the notes by the trustee or holders of the notes referred to above, the trustee and the holders of the notes will not be able to accelerate the notes as a result of that event of default.

For example, if the first two interest payments were made when due but the third interest payment was not made when due and the note holders promptly exercised their right to declare the principal amount of the notes to be immediately due and payable, then, assuming automatic stay provisions of bankruptcy law are inapplicable and the proceeds of the pledged U.S. government securities are promptly distributed from the pledge account:

•	an amount equal to the interest payment due on the third interest payment would be distributed from the pledge account as accrued interest; and

•	the balance of the proceeds of the pledge account would be distributed as a portion of the principal amount of the notes and additional interest, if any, due on the notes.

In addition, noteholders would have an unsecured subordinated claim against us for the remainder of the principal amount of their notes.

Once we make the first six scheduled interest payments on the notes, or at such earlier time when all of the notes have been redeemed, purchased or converted, all of the remaining pledged U.S. government securities, if any, will be released to us from the pledge account.

Subordination of Notes

The payment of principal and interest (including additional interest, if any) on the notes is subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents (or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or cash equivalents) of all senior indebtedness, whether outstanding on the date of the indenture or thereafter incurred. The notes also are structurally subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to Sunterra or to our assets, or any liquidation, dissolution or other winding-up of Sunterra, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of Sunterra (except in connection with the consolidation or merger of Sunterra or our liquidation or dissolution following the conveyance, transfer or lease of our properties and assets substantially upon the terms and conditions described under “—Consolidation, Mergers and Sales of Assets” below), the holders of senior indebtedness will be entitled to receive payment in full in cash or cash equivalents (or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or cash equivalents) of all senior indebtedness, or provision will be required to be made for such payment, before the holders of notes will be entitled to receive any payment or distribution of any kind or character (other than payments contemplated under “—Security” above and payments or distributions in the form of Permitted Junior Securities), whether on account of principal of or additional interest, if any, or interest on the notes. In such event any payment or distribution of assets of Sunterra of any kind or character, whether in cash, property or securities (other than payments contemplated under “—Security” above and payments or distributions in the form of Permitted Junior Securities), by set-off or otherwise, to which the holders of the notes or the trustee would be entitled but for the provisions of the indenture relating to subordination will be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of senior indebtedness or their representatives ratably according to the aggregate amounts remaining unpaid on account of the senior indebtedness to the extent necessary to make payment in full in cash or cash equivalents (or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or cash equivalents) of all senior indebtedness remaining unpaid, or to have such payment duly provided for, after giving effect to any concurrent payment or distribution to the holders of such senior indebtedness.

No payment or distribution of any assets of Sunterra of any kind or character, whether in cash, property or securities (other than payments contemplated under “—Security” above and payments in the form of Permitted Junior Securities), may be made by or on behalf of Sunterra on account of principal of or interest or additional interest, if any, on the notes or on account of the purchase, redemption or other acquisition of notes upon the occurrence of any Payment Default until such Payment Default has been cured or waived in writing or has ceased to exist, or the Designated Senior Indebtedness giving rise to such Payment Default has been discharged or paid in full in cash or cash equivalents (or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or cash equivalents).

No payment or distribution of any assets of Sunterra of any kind or character, whether in cash, property or securities (other than payments contemplated under “—Security” above and payments in the form of Permitted Junior Securities), may be made by or on behalf of Sunterra on account of principal of or interest or additional interest, if any, on the notes or on account of the purchase, redemption or other acquisition of notes during a Payment Blockage Period arising as a result of a Non-Payment Default.

A “Payment Blockage Period” will commence upon the date of receipt by the trustee of written notice from the representative of the holders of the Designated Senior Indebtedness in respect of which the Non-Payment Default exists and will end on the earliest of:

•	179 days thereafter (provided that any Designated Senior Indebtedness as to which notice was given has not theretofore been accelerated);

•	the date on which such Non-Payment Default is cured, waived or ceases to exist;

•	the date on which such Designated Senior Indebtedness is discharged or paid in full; or

•	the date on which such Payment Blockage Period has been terminated by written notice to the trustee or Sunterra from the representative initiating such Payment Blockage Period;

after which Sunterra will resume making any and all required payments in respect of the notes, including any missed payments and additional interest. No more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No Non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such Non-Payment Default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period.

In the event that, notwithstanding the provisions of the preceding four paragraphs, any payment or distribution is received by the trustee or any holder of the notes which is prohibited by such provisions, then and in such event such payment will be held for the benefit of, and paid over and delivered by such trustee or holder to, the representatives of holders of senior indebtedness, as their interest may appear, for application to senior indebtedness to the extent necessary to pay or to provide for the payment of all such senior indebtedness in full in cash or cash equivalents (or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or cash equivalents). After all senior indebtedness is paid in full and until the notes are paid in full, holders of the notes will be subrogated (equally and ratably with all other indebtedness that is equal in right of payment to the notes) to the rights of holders of senior indebtedness to receive distributions applicable to senior indebtedness to the extent that distributions otherwise payable to the holders of the notes have been applied to the payment of senior indebtedness.

“Designated Senior Indebtedness” means our obligations under any particular senior indebtedness that expressly provides that such senior indebtedness will be “Designated Senior Indebtedness” for purposes of the indenture.

“indebtedness” means, with respect to any person, without duplication:

•	all obligations and other liabilities, contingent or otherwise, of such person for borrowed money (including overdrafts) to the extent such obligations and other liabilities would appear as a liability upon the consolidated balance sheet of such a person in accordance with generally accepted accounting principles or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including all obligations, contingent or otherwise, of such person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities;

•	all obligations of such person evidenced by bonds, credit or loan agreements, notes, debentures or other similar instruments to the extent such obligations would appear as a liability upon the consolidated balance sheet of such person in accordance with generally accepted accounting principles;

•	indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) but excluding trade payables arising in the ordinary course of business;

•	all obligations and liabilities, contingent or otherwise, in respect of leases of the person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the consolidated balance sheet of the person;

•	all net obligations of such person under or in respect of interest rate agreements, currency agreements or other swap, cap floor or collar agreements, hedge agreements, forward contracts or similar instruments or agreements or foreign currency, hedge, exchange or purchase or similar instruments or agreements;

•	all indebtedness referred to in (but not excluded from) the preceding clauses of other persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or with respect to property, including accounts and contract rights, owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured);

•	all guarantees by such person of indebtedness referred to in this definition or of any other person;

•	all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price, plus accrued and unpaid dividends;

•	the present value of the obligation of such person as lessee for net rental payments (excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges to the extent included in such rental payments) during the remaining term of the lease included in any sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. This present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with accounting principles generally accepted in the United States; and

•	any and all refinancings, replacements, deferrals, renewals, extensions and refundings of or amendments, modifications or supplements to, any indebtedness, obligation or liability of kind described in the clauses above.

“Non-Payment Default” means any event of default with respect to any Designated Senior Indebtedness other than any Payment Default pursuant to which the maturity thereof may be accelerated.

A “Payment Default” means a default in payment, whether at scheduled maturity, upon scheduled installment, by acceleration or otherwise, of principal of, or premium, if any or interest on Designated Senior Indebtedness beyond any applicable grace period.

“Permitted Junior Securities” means any equity securities or senior subordinated securities or subordinated securities of Sunterra or any successor obligor that, in the case of any such senior subordinated securities or subordinated securities, are subordinated in right of payment to all senior indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated.

“Redeemable Capital Stock” means any class of our capital stock that, either by its terms, by the terms of any securities into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed (whether by sinking fund or otherwise) prior to the date that is 91 days after the final scheduled maturity of the notes or is redeemable at the option of the holder thereof at any time prior to such date (except that any capital stock that would constitute Redeemable Capital Stock solely because the holders thereof have the right to require the issuer to repurchase such Redeemable Capital Stock upon the occurrence of a change in control will not constitute Redeemable Capital Stock if the terms of such capital stock provide that (a) any such repurchases may not be made sooner than 10 days after the change in control repurchase date with respect to the notes and (b) the repurchase of any such capital stock is subordinated to the payment in full of the notes repurchased on the change in control repurchase date with respect to the notes), or is convertible into or exchangeable for debt securities at any time prior to such date (unless it is convertible or exchangeable solely at our option).

“senior indebtedness” means any indebtedness of Sunterra, including the indebtedness under our senior credit facility, unless by the terms of the instrument creating or evidencing such indebtedness, such indebtedness is expressly designated equal or junior in right of payment to the notes.

Notwithstanding the foregoing, “senior indebtedness” will not include:

•	indebtedness evidenced by the notes;

•	indebtedness of Sunterra that by operation of law is subordinate to any general unsecured obligations of Sunterra;

•	any liability for federal, state, local or other taxes owed by Sunterra;

•	accounts payable or other liabilities owed or owing by Sunterra to trade creditors, including guarantees thereof or instruments evidencing such liabilities;

•	amounts owed by Sunterra for compensation to employees or for services rendered to Sunterra;

•	indebtedness of Sunterra to any subsidiary or any other affiliate of Sunterra or any of such affiliate’s subsidiaries;

•	capital stock of Sunterra, including Redeemable Capital Stock; or

•	indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code, is without recourse to Sunterra.

Any right by us to receive the assets of any of our subsidiaries upon the liquidation or reorganization thereof, and the consequent right of the holders of the notes to participate in these assets, will be structurally subordinated to the claims of that subsidiary’s creditors (including trade creditors) except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions and are dependent upon the earnings or financial condition of those subsidiaries and subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

As of December 31, 2004, we had approximately $322.2 million of senior indebtedness outstanding. This includes $144.6 million of outstanding indebtedness and other liabilities of our subsidiaries.

Conversion Rights

A holder may convert a note, in integral multiples of $1,000 principal amount, into 62.5027 shares of common stock per $1,000 principal amount of notes (the “conversion rate”) only if the conditions for conversion described below are satisfied. Except as described below, no cash payment or other adjustment will be made on conversion of any notes for interest accrued thereon or for dividends on any common stock. Our delivery to the holder of the full number of shares of our common stock into which a note is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the note and any accrued and unpaid interest. Accrued and unpaid interest will be deemed paid in full rather than canceled, extinguished or forfeited.

Conversion Based on Common Stock Price

Holders may surrender notes for conversion into shares of our common stock in any calendar quarter, if, as of the last day of the preceding calendar quarter, the sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 110% of the conversion price (which is equal to $1,000 divided by the applicable conversion rate) per share of common stock on the last day of such quarter. Once the foregoing condition is satisfied for any one quarter, then the notes will thereafter be convertible at any time at the option of the holder, until the close of business on the business day immediately preceding the final maturity date regardless of future changes in the sales prices of our common stock.

The “sale price” of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the Nasdaq National Market or such other principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated. In the absence of a quotation, we will determine the sale price on the basis of such quotations as we consider appropriate.

“Trading day” means a day during which trading in securities generally occurs on the Nasdaq National Market or, if the common stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation system or, if the common stock is not quoted on the National Association of Securities Dealers Automated Quotation System, on the principal other market on which the common stock is then traded.

Conversion Upon Satisfaction of Trading Price Condition

Holders may surrender notes for conversion during the five business day period after satisfaction of the trading price condition. The trading price condition will be satisfied if during any five consecutive trading days ending at any time on or prior to March 29, 2019 the “trading price” per note for each day of that five trading day period was less than 98% of the product of the sale price of our common stock and the conversion rate.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $2.5 million principal amount of the notes in accordance with the procedures described below at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $2.5 million principal amount of the notes from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then for purposes of this section, the trading price per note will be deemed to be less than 98% of the product of the sale price of our common stock and the number of shares issuable upon conversion of such note.

In connection with any conversion upon satisfaction of the above trading price condition, the trustee will have no obligation to determine the trading price of the notes, provided that we may request the trustee to direct the bid solicitation agent to make such determination to obtain such bid quotation in accordance with the foregoing paragraph. We will have no obligation to make such request unless you provide us with reasonable evidence that the trading price per note would be less than 98% of the product of the sale price of our common stock and the number of shares issuable upon conversion of such note. At such time, we will instruct the trustee to direct the bid solicitation agent to determine the trading price of the notes in accordance with the foregoing procedures beginning on the next trading day and on each successive trading day until the trading price per such note is greater than or equal to 98% of the product of the sale price of our common stock and the number of shares issuable upon conversion of such note.

Conversion Based on Redemption

Holders may surrender for conversion a note called for redemption at any time prior to the close of business on the second business day immediately preceding the redemption date, even if it is not otherwise convertible at such time. A note for which a holder has delivered a purchase notice or a change in control purchase notice, as described below, requiring us to purchase such note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

Conversion Upon Occurrence of Certain Corporate Transactions

If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, a note may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until (but not including) the date that is 15 days after the actual effective date of such transaction, and at the effective date, the right to convert a note described above will be changed into a right to convert it into the kind and amount of securities, cash or other assets of our company or another person which the holder would have received if the holder had converted the holder’s notes immediately prior to the transaction. If the transaction also constitutes a change in control of our company, the holder will be able to require us to purchase all or a portion of such holder’s notes as described under “—Purchase at Option of Holders Upon a Change in Control.” In addition, if the transaction constitutes a change in control and meets certain other conditions, a holder may be entitled to receive a make-whole premium.

Notwithstanding the foregoing, notes will not become convertible by reason of a merger, consolidation or other transaction effected by one of our direct or indirect subsidiaries for the purpose of changing our state of incorporation to any other state within the United States or the District of Columbia.

We may from time to time, to the extent permitted by law, increase the conversion rate of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days notice of such increase. We may, but are under no obligation to, make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes.

If a taxable distribution to holders of our common stock or other transaction occurs that results in any adjustment of the conversion rate, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. In certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock. See “Certain United States Federal Income Tax Considerations.”

Optional Redemption by Sunterra

On or after March 29, 2007, we will be entitled to redeem some or all of the notes for cash if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date of mailing of the optional redemption notice. On or after March 29, 2011, we will be entitled to redeem some or all of the notes for cash at any time. If redeemed at our option, the notes will be redeemed on at least 30 but not more than 60 days notice to the holders of the notes, at a redemption price equal to $1,000 per $1,000 principal amount of notes to be redeemed, plus accrued and unpaid interest, if any, up to, but not including, the redemption date. If a redemption date is after a record date but on or prior to an interest payment date, the semi-annual payment of interest becoming due on such date will be payable to the holder of record as of the relevant record date and the redemption price will not include such interest payment.

If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot, on a pro rata basis or in accordance with any other method the trustee considers fair and appropriate. If any notes are to be redeemed in part only, a new note or notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Sinking Fund

There is no sinking fund for the notes.

Purchase at the Option of Holders

On the purchase dates of March 29, 2011, March 29, 2014 and March 29, 2019, we may, at the option of the holder, be required to purchase for cash, at a price equal to $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest, if any, to the purchase date, all or a portion of such holder’s outstanding notes for which a written purchase notice has been properly delivered and not withdrawn, subject to certain additional conditions. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on the business day immediately preceding such purchase date.

We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things, the purchase price and the procedures that holders must follow to require us to purchase their notes.

The purchase notice given by each holder electing to require us to purchase notes must state:

•	if certificated notes have been issued, the certificate numbers of the notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder’s notice must comply with appropriate DTC procedures.

A holder may withdraw any purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, of the notes which remains subject to the purchase notice.

In connection with any purchase offer, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date or the time of delivery of the note.

If the paying agent holds money or securities sufficient to pay the purchase price of the note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

No note may be purchased at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to such notes.

Purchase at Option of Holders Upon a Change in Control

If a change in control occurs as set forth below, each holder of notes will have the right to require us to purchase for cash all of such holder’s notes not previously called for redemption, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is not later than 45 business days after the date we give notice of the change in control, at a purchase price equal to $1,000 per $1,000 principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the purchase date, plus a make-whole premium under the circumstances described below. If such purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.

If a change in control occurs and all of the consideration for the common stock in the transaction or transactions constituting the change in control consists of cash, which we will refer to as a “cash buy-out,” we will pay a make-whole premium to the holders of the notes in addition to the purchase price of the notes on the date of purchase. The make-whole premium will also be paid to holders of the notes who convert their notes into common stock as described under “—Conversion Rights—Conversion Upon Occurrence of Certain Corporate Transactions.”

The make-whole premium per note will equal (a) the average of the closing trading prices of a note for the five trading days immediately prior to our public announcement of the cash buy-out, less (b) the greater of (i) $1,000 or (ii) the product of (x) average closing prices of our common stock for the five trading days immediately prior to our public announcement of the cash buy-out and (y) the applicable conversion rate; and will be payable in cash or common stock at our option. The make-whole premium, if any, will not be less than zero.

The “closing trading price,” for purposes of calculating the make-whole premium, means the average of the historical secondary market bid quotations obtained by the bid solicitation agent in accordance with the procedures described below, for a determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids will be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid will be used. If the bid solicitation agent cannot reasonably obtain at least one bid for the notes from a nationally recognized securities dealer, no make-whole premium will be paid.

Within 30 days after the occurrence of a change in control, we are required to give notice to all holders of record of notes, as provided in the indenture, of the occurrence of the change in control and of their resulting purchase right. We must also deliver a copy of our notice to the trustee.

In order to exercise the purchase right upon a change in control, a holder must deliver prior to the change in control purchase date a change in control purchase notice stating among other things:

•	if certificated notes have been issued, the certificate numbers of the notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder’s change in control purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any change in control purchase notice upon a change in control by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the change in control purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, of the notes which remains subject to the change in control purchase notice.

In connection with any purchase offer in the event of a change in control, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the change in control purchase price for a note for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of such change in control purchase notice. Payment of the change in control purchase price for the note will be made promptly following the later of the change in control purchase date or the time of delivery of the note.

If the paying agent holds money or securities sufficient to pay the change in control purchase price of the note on the business day following the change in control purchase date in accordance with the terms of the indenture, then, immediately after the change in control purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the change in control purchase price upon delivery of the note.

Under the indenture, a “change in control” of Sunterra will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

•	the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger (except a merger by Sunterra described in the following paragraph) or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans;

•	our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

1.	any transaction (a) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (b) pursuant to which holders of our capital stock immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction;

2.	any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

3.	all of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change in control consists of common stock traded on a United States National Securities Exchange or quoted on the Nasdaq National Market, or which will be so traded or quoted when issued or exchanged in connection with the change in control, and as a result of such transaction or transactions the notes become convertible solely into such common stock; or

•	during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors (together with any new directors whose election to our board of directors, or whose nomination for election by our shareholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office;

provided that no change in control will be deemed to have occurred if the closing sale price per share of our common stock for any five trading days within the 10 consecutive trading day period ending immediately after the later of the change in control and the public announcement of the change in control (in the case of a change in control under the first and the third bullets above) or ending immediately before the change in control (in the case of a change in control under the second bullet above) equals or exceeds 120% of the conversion price in effect on each of those five trading days.

Beneficial ownership will be determined in accordance with Rule 13d-3 promulgated by the SEC under the Securities Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act.

Rule 13e-4 under the Securities Exchange Act requires the dissemination of information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note purchased by us (a) after the date that is two years from the latest issuance of the notes may, to the extent permitted by applicable law, be reissued or sold or may be surrendered to the trustee for cancellation or (b) on or prior to the date referred to in (a), will be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

Our ability to purchase notes in cash upon the occurrence of a change in control is subject to important limitations. The occurrence of a change in control could cause an event of default under, or payment in cash may be prohibited or limited by, the terms of our then-existing senior indebtedness. As a result, any purchase of the notes in cash would, absent a waiver, be prohibited under the subordination provisions of the indenture until the senior indebtedness is paid in full. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the purchase right. Any failure by us to purchase the notes in cash when required following a change in control would result in an event of default under the indenture, whether or not such purchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our then-existing senior indebtedness. See “—Subordination of Notes” below.

Events of Default

Each of the following constitutes an event of default under the indenture:

•	our failure to pay when due the principal of any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

•	our failure to pay an installment of interest, or additional interest, if any, on any of the notes, that continues for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture, except that a failure to make any of the first six scheduled interest payments on the notes on the applicable interest payment date will constitute an event of default with no grace or cure period;

•	our failure to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock or cash instead of fractional shares are required to be delivered upon conversion of a note, and such failure continues for 10 days after written notice of default is given to us by the trustee or to us and the trustee by the holder of such note;

•	our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, will have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

•	our failure to make any payment by the end of the applicable grace period, if any, after the maturity of any indebtedness for borrowed money in an amount in excess of $5 million, or there is an acceleration of indebtedness for borrowed money in an amount in excess of $5 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in either case, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amounts of the notes then outstanding;

•	certain events of our bankruptcy, insolvency or reorganization or that of any of our significant subsidiaries;

•	our filing of, or any of our significant subsidiaries’ filing of, a voluntary petition seeking liquidation, reorganization arrangement, readjustment of debts or for any other relief under the federal bankruptcy code; and

•	the pledge agreement ceases to be in full force and effect, or enforceable, prior to the expiration in accordance with its terms.

For these purposes, “significant subsidiary” will have the meaning set forth in Rule 1-02(w) of Regulation S-X.

The indenture provides that the trustee will, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee will be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

If an event of default specified in the sixth or seventh bullet above occurs and is continuing, then automatically the principal of all the notes and the interest thereon will become immediately due and payable. If an event of default occurs and is continuing, other than with respect to the sixth or seventh bullet above, the default not having been cured or waived as provided under “—Modifications and Waiver” below, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to receive from the holders of notes reasonable security or indemnity satisfactory to the trustee against any loss, liability or expense before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Consolidation, Mergers and Sales of Assets

We may, without the consent of the holders of notes, consolidate with, merge into or sell, lease or transfer all or substantially all of our assets to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions, provided that:

•	we are the resulting or surviving corporation or the successor person, if other than us, is a corporation, limited liability company, partnership or trust that (a) is organized and existing under the laws of the United States or any State of the United States and (b) assumes all our obligations under the indenture and the notes;

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, has happened and is continuing; and

•	an officers’ certificate stating that the consolidation, merger or transfer complies with the provisions of the indenture is delivered to the trustee.

Modifications and Waiver

Modifications and amendments to the indenture or to the terms and conditions of the notes may be made, and noncompliance by us may be waived, with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding. However, the indenture, including the terms and conditions of the notes, may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of notes;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

•	increasing the conversion rate, provided that the increase will not adversely affect the interests of holders of notes in any material respect;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	making any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the notes in any material respect;

•	curing any ambiguity, omission, inconsistency or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not adversely affect the interests of the holders of the notes in any material respect;

•	adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes in any material respect;

•	complying with the requirements regarding merger or transfer of assets; or

•	providing for uncertificated notes in addition to the certificated notes so long as such uncertificated notes are in registered form for purposes of the Internal Revenue Code of 1986.

Notwithstanding the foregoing, no modification or amendment to, or any waiver of, any provisions of the indenture may, without the written consent of the holder of each note affected:

•	change the maturity of the principal of or any installment of interest on any note, or any payment of additional interest;

•	reduce the principal amount of, or interest on, or the amount of additional interest on, any note;

•	change the currency of payment of principal of or interest of any note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any note;

•	except as otherwise permitted or contemplated by provisions of the indenture concerning corporate reorganizations, materially adversely affect the purchase option of holders or the conversion rights of holders of the notes;

•	modify the provisions of the indenture or the pledge agreement relating to the pledge of securities as contemplated under “—Security” above in a manner that adversely affects the interests of the holders of notes in any material respect;

•	modify the subordination provisions of the notes in a manner adverse to the holders of notes in any material respect; or

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.

Satisfaction and Discharge

We may discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if all outstanding notes become due and payable at their scheduled maturity within one year, and we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity. We will remain obligated to issue shares upon conversion of the notes until such maturity.

Global Notes; Book-Entry; Form

We have issued the notes in the form of one or more global securities. The global securities have been deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Pursuant to procedures established by DTC upon the deposit of the global security with DTC, we have been informed that DTC has credited, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. Ownership of beneficial interests in the global security is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security is shown on, and the transfer of those beneficial interests are effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security may transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of and interest (and any additional interest) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of or interest (or additional interest) on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Information Concerning the Trustee and Transfer Agent

Wells Fargo Bank, National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. The trustee, the transfer agent or their affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Registration Rights

On March 26, 2004, we entered into a registration rights agreement with the initial purchasers of the notes. The registration rights agreement requires us to file the registration statement of which this prospectus is a part, at our expense, with the SEC within 90 days after the earliest date of original issuance of any of the notes (the “filing deadline”). Pursuant to the registration rights agreement we are obligated to, and we will use our reasonable best efforts to:

•	cause such registration statement to become effective as promptly as is practicable, but in no event later than 180 days after the earliest date of original issuance of any of the notes; and

•	keep the registration statement effective until the earlier of (a) the sale pursuant to the shelf registration statement or public sale pursuant to Rule 144 under the Securities Act (or any successor thereto) of all of the notes and all of the shares of our common stock issuable upon conversion of the notes, (b) the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise, (c) the second anniversary of the latest issuance of the notes and (d) the date on which all of the notes and shares of our common stock issuable upon conversion of the notes cease to be outstanding.

We will provide to each holder named herein copies of this prospectus, notify each such holder when the registration statement of which this prospectus is a part has become effective and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells those securities pursuant to the registration statement is named as a selling securityholder in this prospectus, must deliver a prospectus to purchasers and is bound by the provisions of the registration rights agreement which are applicable to that holder, including certain indemnification provisions. If the registration statement of which this prospectus is a part is not effective, the securities may not be sold or otherwise transferred unless an applicable exemption from registration under the Securities Act is available.

We will give notice to all holders of the effectiveness of the registration statement of which this prospectus is a part. After the registration statement has been declared effective, upon receipt of any completed selling securityholder questionnaire, together with such other information as we may reasonably request from a holder of notes, we will, as promptly as reasonably practicable, file such amendments to the registration statement or supplements to the related prospectus as are necessary to permit such holder to deliver this prospectus to purchasers of registrable securities, subject to our right to suspend the use of this prospectus as discussed below. Notwithstanding any of the foregoing, we are not required to file more than one post-effective amendment to the registration statement during any 90-day period.

We are permitted to suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period (a) not to exceed 60 days in any three-month period and (b) not to exceed an aggregate of 120 days in any 12-month period.

If:

•	on the day following the filing deadline, the registration statement has not been filed with the SEC;

•	on the 181st day following earliest date of original issuance of any of the notes, the registration statement is not declared effective; or

•	this prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph.

each a “registration default,” additional interest will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such additional interest begins to accrue, and will accrue at an additional rate per year equal to:

•	0.25% of the principal amount to and including the 90th day following such registration default; and

•	0.5% of the principal amount from and after the 91st day following such registration default.

In no event will additional interest accrue at a rate per year exceeding 0.5%. We will have no other liabilities for monetary damages with respect to our registration obligations. If a holder has converted some or all of its notes into common stock, the holder will not be entitled to receive additional interest in the event of a registration default.

DESCRIPTION OF OUR CAPITAL STOCK

Our authorized capital stock consisted of 30,000,000 shares of common stock, $0.01 par value per share until our annual meeting of stockholders held in June 2004, when our stockholders approved an amendment to our charter that increased the number of authorized shares of common stock to 75,000,000. As of December 31, 2004, we had 18,898,362 shares of common stock and warrants to purchase an aggregate of 1,790,148 shares of common stock outstanding. We expect that an additional 1,101,638 shares of our common stock will be issued to certain of our creditors upon completion of the bankruptcy claims process. A total of 5,937,757 shares are currently reserved for issuance upon conversion of the notes.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as declared by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and nonassessable, and the holders of common stock have no preferences or rights of conversion, exchange or pre-emption. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Warrants

As of December 31, 2004, we had outstanding two series of warrants to purchase an aggregate of 1,790,148 shares of our common stock. Warrants to purchase 1,190,148 shares of our common stock have an exercise price of $14 per share, are currently exercisable and expire in July 2007. The remaining warrants have an exercise price of $20 per share, are currently exercisable and expire in July 2007.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax consequences of an investment in the notes. This summary is based upon existing United States federal income tax law, which is subject to change or different interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes, or common stock received pursuant to a conversion of notes, held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, non-United States persons, and tax-exempt organizations (including private foundations)) or to persons that will hold notes, or common stock received pursuant to a conversion of notes, as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any non-United States, state, or local tax considerations. This summary assumes that investors will hold their notes and common stock received pursuant to a conversion of notes as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986. Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in the notes.

Interest

Payments of interest on the notes, including any accrued and unpaid interest deemed to have been paid in our common stock upon conversion, made to a holder will be subject to tax as ordinary income when received or accrued in accordance with such holder’s regular method of tax accounting for United States federal income tax purposes.

Conversion of Notes

You generally will not recognize any gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share and common stock received that is attributable to accrued but unpaid interest not previously included in income. Your aggregate tax basis in the common stock received on conversion of a note will be the same as your adjusted tax basis in the note at the time of conversion (reduced by any tax basis allocable to a fractional share interest for which you received cash), and the holding period for such common stock received on conversion will generally include the holding period of the note converted. Your adjusted tax basis in a note generally will equal the cost of the note to you.

You will recognize capital gain or loss for United States federal income tax purposes upon the receipt of cash in lieu of a fractional share of common stock in an amount equal to the difference between the amount of cash received and your adjusted tax basis in such fractional share. This capital gain or loss will be taxable as described under “—Sale, Exchange, or Redemption of Notes or Common Stock Received upon Conversion of Notes” below.

Common stock received upon a conversion that is attributable to accrued but unpaid interest not previously included in income will be subject to tax as ordinary income. In addition, your tax basis in common stock received upon a conversion that is attributable to accrued and unpaid interest should be equal to the amount of such accrued and unpaid interest and the holding period for common stock attributable to accrued and unpaid interest may likely begin no earlier than the date the interest accrued and may begin as late as on the day following the date of conversion.

Notwithstanding the foregoing, if you convert a note in connection with a change in control, the tax consequences of the make-whole premium that you may be entitled to receive are unclear. In such an instance, you could be required to recognize income or gain on the receipt of the make-whole premium regardless of whether we pay the make-whole premium in cash or common stock.

Sale, Exchange or Redemption of Notes or Common Stock Received upon Conversion of Notes

Upon the sale, exchange (other than a conversion) or redemption of a note (including a purchase of the notes by us at your option), or common stock received upon conversion of a note, you generally will recognize capital gain or loss equal to the difference between (a) the amount of cash proceeds and the fair market value of any property received on such sale, exchange, or redemption (except to the extent such amount is attributable to accrued interest not previously included in income, which will be subject to tax as ordinary income) and (b) your adjusted tax basis in the note or common stock disposed of. Such gain or loss will be long-term if you have held the note, or common stock received upon conversion of a note, for more than one year at the time of sale, exchange or redemption. The claim of a deduction in respect of a capital loss is subject to limitations.

Notwithstanding the foregoing, upon a purchase of the notes by us at your option upon a change in control, if we elect to pay the make-whole premium in common stock, the tax consequences to you of the receipt of common stock are unclear. We intend to treat the payment of the make-whole premium in common stock as additional consideration upon a purchase of the notes by us at your option upon a change in control. Under this treatment, you would have a tax basis in the common stock received in an amount equal to the fair market value of the common stock on the date of your receipt of the common stock. You should consult your own tax advisor with respect to alternative United States federal income tax characterizations of the receipt of common stock as a make-whole premium upon a purchase of the notes by us at your option upon a change in control.

Constructive Distributions

If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is adjusted, such adjustment may be deemed to be the payment of a taxable dividend, for United States federal income tax purposes, to holders of the notes. For example, an adjustment of the conversion rate in the event of distributions of our debt instruments, or our assets, or an adjustment in the event of a cash distribution, generally will result in deemed dividend treatment to holders of the notes, but an adjustment in the event of stock dividends or the distribution of rights to subscribe for our common stock generally will not. As a result, you could have taxable income as a result of an event pursuant to which you receive no cash or property.

Distributions

Cash distributions, if any, made on our common stock generally will be included in your income as dividend income to the extent of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Cash distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate holder that is subject to United States federal income tax may be eligible for a dividends received deduction. Dividends received by certain non-corporate holders that are subject to United States federal income tax, including individuals, will generally be subject to tax at the lower applicable long-term capital gain rate, provided certain holding period and other requirements are satisfied.

Backup Withholding and Information Reporting

Payments we make to you related to the notes or the common stock will be reported to the Internal Revenue Service, unless you are an exempt recipient or otherwise establish an exemption. Backup withholding may apply to payments you receive if you fail to provide us with certain identifying information (including your correct taxpayer identification number) in the manner required and if you are not otherwise exempt from this requirement. Generally, individuals are not exempt recipients and corporations are exempt recipients. The amount of backup withholding withheld from payments to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund.

SELLING SECURITYHOLDERS

Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

The following table sets forth information with respect to the selling securityholders and the principal amounts of notes and, if converted, any underlying shares of common stock beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act or otherwise. Unless otherwise indicated below, to our knowledge, no selling securityholder named in the table below beneficially owns one percent or more of our common stock, assuming conversion of the selling securityholder’s notes.

The footnotes to the table identify each selling securityholder that has represented to us that it is a registered broker-dealer. Each of these selling securityholders will be considered to be an underwriter, within the meaning of the Securities Act, with respect to any securities that it sells pursuant to this prospectus. See “Plan of Distribution.”

The footnotes to the table also identify each selling securityholder that has represented to us that it is an affiliate of a registered broker-dealer. Each of these selling securityholders: (1) purchased its notes in the ordinary course of business; and (2) at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

	Principal Amount of Notes		Number of Shares of Common Stock
Selling Securityholder (1)(2)	Beneficially Owned and Offered Hereby(1)	Percentage of Notes Outstanding	Beneficially Owned (1)(3)	Offered Hereby(1)(3)	Owned After the Offering (4)
Alexandra Global Master Fund, LTD. c/o Alexandra Investment MGT., LLC 767 Third Avenue, 39th Floor New York, NY 10017	10,000,000	10.5	625,000	625,000	0

Barclays Global Investors Diversified Alpha Plus Funds c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	52,000	*	3,250	3,250	0

Barclays Global Investors Equity Hedge Fund II (6) c/o Standard Pacific Capital, LLC 101 California St., 36th Floor San Francisco, CA 94111	31,000	*	1,938	1,938	0

Barclays Global Investors Limited c/o Camden Asset Management 2049 Century Park East, #330 Los Angeles, CA 90067	200,000	*	12,500	12,500	0

Barnet Partners Ltd. c/o Camden Asset Management 2049 Century Park East, #330 Los Angeles, CA 90067	300,000	*	18,750	18,750	0

	Principal Amount of Notes		Number of Shares of Common Stock
Selling Securityholder (1)(2)	Beneficially Owned and Offered Hereby(1)	Percentage of Notes Outstanding	Beneficially Owned (1)(3)	Offered Hereby(1)(3)	Owned After the Offering (4)

Basso Holdings Ltd. c/o Basso Capital Management 1266 East Main Street, 4th Floor Stamford, CT 06902	825,000	*	51,562	51,562	0

Basso Multi-Strategy Holding Fund Ltd. c/o Basso Capital Management 1266 East Main Street, 4th Floor Stamford, CT 06902	500,000	*	31,250	31,250	0

BNP Paribas Equity Strategies, SNC(6) c/o BNP Paribas Brokerage Services, Inc. 555 Croton Road, 4th Floor King of Prussia, PA 19406	670,000	*	44,375	41,875	2,500

Century Park Trust c/o Camden Asset Management 2049 Century Park East, #330 Los Angeles, CA 90067	200,000	*	12,500	12,500	0

CNH CA Master Account, L.P. 900 Third Avenue, 17th Floor New York, NY 10022	250,000	*	15,625	15,625	0

Consulting Group Capital Market Funds c/o Camden Asset Management 2049 Century Park East, #330 Los Angeles, CA 90067	300,000	*	18,750	18,750	0

Consulting Group Capital Market Funds c/o SSI Investment Management, Inc. 357 N. Canon Dr. Beverly Hills, CA 90210	300,000	*	18,750	18,750	0

Context Convertible Arbitrage Fund, LP c/o Context Capital Management, LLC 12626 High Bluff Drive San Diego, CA 92130	1,100,000	1.2	68,750	68,750	0

Context Convertible Arbitrage Offshore, LTD. c/o Context Capital Management, LLC 12626 High Bluff Drive San Diego, CA 92130	3,425,000	3.6	214,062	214,062	0

Cooper Neff Convertible Strategies (Cayman) Master Fund, LP c/o BNP Paribas Brokerage Services, Inc. 555 Croton Road, 4th Floor King of Prussia, PA 19406	684,000	*	42,750	42,750	0

CRT Capital Group, LLC 262 Harbor Drive Stamford, CT 06902	16,000,000	16.8	1,009,815	1,000,000	9,815

DDJ U.S. High Yield Trust c/o DDJ Capital Management, LLC 141 Linden Street Wellesley, MA 02482	150,000	*	9,375	9,375	0

DKR SoundShore Opportunity Holding Fund Ltd. c/o DKR Capital Partners, L.P. 1281 East Main Street Stamford, CT 06902	642,000	*	40,415	40,125	290

DKR SoundShore Strategic Holding Fund Ltd. c/o DKR Capital Partners, L.P. 1281 East Main Street Stamford, CT 06902	371,000	*	23,187	23,187	0

	Principal Amount of Notes		Number of Shares of Common Stock
Selling Securityholder (1)(2)	Beneficially Owned and Offered Hereby(1)	Percentage of Notes Outstanding	Beneficially Owned (1)(3)	Offered Hereby(1)(3)	Owned After the Offering (4)

Forest Fulcrum Fund LP c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	95,000	*	5,937	5,937	0

Forest Global Convertible Fund Ltd., Class A-5 c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	374,000	*	23,375	23,375	0

Forest Multi-Strategy Master Fund SPC c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	130,000	*	8,125	8,125	0

General Motors Welfare Benefit Trust c/o Camden Asset Management 2049 Century Park East, #330 Los Angeles, CA 90067	400,000	*	25,000	25,000	0

GMAM Investment Funds Trust c/o DDJ Capital Management, LLC 141 Linden Street Wellesley, MA 02482	650,000	*	40,625	40,625	0

Grace Convertible Arbitrage Fund, Ltd. 1560 Sherman Ave., Suite 900 Evanston, IL 60201	4,000,000	4.2	250,000	250,000	0

HFR CA Global Opportunity Master Trust c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	22,000	*	1,375	1,375	0

HFR RVA Select Performance Master Trust c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	23,000	*	1,437	1,437	0

ING VP Convertible Portfolio 7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258	100,000	*	6,250	6,250	0

JMG Capital Partners, LP 1999 Ave. of the Stars, Suite 2530 Los Angeles, CA 90067	2,750,000	2.9	280,338	171,875	108,463

JMG Triton Offshore Fund, LTD 1999 Ave. of the Stars, Suite 2530 Los Angeles, CA 90067	2,750,000	2.9	280,335	171,875	108,460

	Principal Amount of Notes		Number of Shares of Common Stock
Selling Securityholder (1)(2)	Beneficially Owned and Offered Hereby(1)	Percentage of Notes Outstanding	Beneficially Owned (1)(3)	Offered Hereby(1)(3)	Owned After the Offering (4)

KBC Financial Products USA Inc. 140 East 45th Street 2 Grand Central Tower, 42 Floor New York, NY 10017	1,500,000	1.6	93,750	93,750	0

Levco Alternative Fund, Ltd.(6) c/o John A. Levin and Co. Inc. One Rockefeller Plaza, 25th Floor New York, NY 10020	7,777,000	8.2	799,763	486,063	313,700

Lighthouse Multi-Strategy Master Fund LP c/o Quest Investment Management 500 West Putnam Avenue Greenwich, CT 06830	25,000	*	1,562	1,562	0

LLT Limited c/o LLT Limited, Washington Mall – Phase I Church Street, 3rd Floor Hamilton, HM 11 Bermuda	30,000	*	1,875	1,875	0

Lyxor/Context Fund LTD c/o Context Capital Management, LLC 12626 High Bluff Drive San Diego, CA 92130	250,000	*	15,625	15,625	0

Lyxor/Convertible Arbitrage Fund Limited c/o BNP Paribas Brokerage Services, Inc. 555 Croton Road, 4th Floor King of Prussia, PA 19406	114,000	*	7,125	7,125	0

Lyxor/Forest Fund Limited c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	146,000	*	9,125	9,125	0

Lyxor/Quest Ltd. c/o Quest Investment Management 500 West Putnam Avenue Greenwich, CT 06830	75,000	*	4,687	4,687	0

McMahan Securities Co. L.P 500 West Putnam Avenue, 3rd Floor Grenwich, CT 06830-6086	900,000	*	56,250	56,250	0

Merrill Lynch, Pierce, Fenner & Smith, Inc.(5) 101 Hudson St. Jersey City, NJ 07302-3997	4,000,000	4.2	250,000	250,000	0

National Bank of Canada c/o Context Capital Management, LLC 12626 High Bluff Drive San Diego, CA 92130	450,000	*	28,125	28,125	0

	Principal Amount of Notes		Number of Shares of Common Stock
Selling Securityholder (1)(2)	Beneficially Owned and Offered Hereby(1)	Percentage of Notes Outstanding	Beneficially Owned (1)(3)	Offered Hereby(1)(3)	Owned After the Offering (4)

National Bank of Canada c/o Putnam Lovell NBF Securities Inc. 65 East 55th Street New York, NY 10022	3,000,000	3.2	187,500	187,500	0

O’Connor Global Convertible Arbitrage Master Limited c/o UBS O’Connor LLC I N Wacker Drive, 32nd Floor Chicago, IL 60606	2,400,000	2.5	150,000	150,000	0

Peoples Benefit Life Insurance Company Teamsters c/o Camden Asset Management 2049 Century Park East, #330 Los Angeles, CA 90067	1,250,000	1.3	78,125	78,125	0

Purchase Associates, L.P.(6) c/o John A. Levin and Co. Inc. One Rockefeller Plaza, 25th Floor New York, NY 10020	574,000	*	81,575	35,875	45,700

Purchase Associates II, L.P.(6) c/o John A. Levin and Co. Inc. One Rockefeller Plaza, 25th Floor New York, NY 10020	549,000	*	59,813	34,313	25,500

Quest Global Convertible Fund Ltd. c/o Quest Investment Management 500 West Putnam Avenue Greenwich, CT 06830	650,000	*	40,625	40,625	0

Relay 3 Asset Holding Co. Limited c/o Standard Pacific Capital, LLC 101 California St., 36th Floor San Francisco, CA 94111	16,000	*	1,000	1,000	0

Relay 11 Holdings Co. c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	21,000	*	1,312	1,312	0

Royal Bank of Canada (Norshield) c/o Context Capital Management, LLC 12626 High Bluff Drive San Diego, CA 92130	400,000	*	25,000	25,000	0

S.A.C Arbitrage Fund, LLC c/o S.A.C. Capital Advisors, LLC 72 Cummings Point Road Stamford, CT 06902	4,000,000	4.2	432,624	250,000	182,624

Scorpion Offshore Investment Fund, Ltd. c/o Standard Pacific Capital, LLC 101 California St., 36th Floor San Francisco, CA 94111	135,000	*	8,438	8,438	0

Singlehedge US Convertible Arbitrage Fund c/o BNP Paribas Brokerage Services, Inc. 555 Croton Road, 4th Floor King of Prussia, PA 19406	191,000	*	11,938	11,938	0

Sphinx Convertible Arb Fund SPC c/o SSI Investment Management, Inc. 357 N. Canon Dr. Beverly Hills, CA 90210	196,000	*	12,250	12,250	0

Sphinx Convertible Arbitrage SPC c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	25,000	*	1,562	1,562	0

	Principal Amount of Notes		Number of Shares of Common Stock
Selling Securityholder (1)(2)	Beneficially Owned and Offered Hereby(1)	Percentage of Notes Outstanding	Beneficially Owned (1)(3)	Offered Hereby(1)(3)	Owned After the Offering (4)

SP Holdings Ltd c/o Standard Pacific Capital, LLC 101 California St., 36th Floor San Francisco, CA 94111	34,000	*	2,125	2,125	0

SSI Hedged Convertible Market Neutral L.P. c/o SSI Investment Management, Inc. 357 N. Canon Dr. Beverly Hills, CA 90210	324,000	*	20,250	20,250	0

St. Albans Partners Ltd. c/o Camden Asset Management 2049 Century Park East #330 Los Angeles, CA 90067	3,250,000	3.4	203,125	203,125	0

Standard Global Equity Partners, L.P. c/o Standard Pacific Capital, LLC 101 California St., 36th Floor San Francisco, CA 94111	503,000	*	31,438	31,438	0

Standard Global Equity Partners II, L.P. c/o Standard Pacific Capital, LLC 101 California St., 36th Floor San Francisco, CA 94111	23,000	*	1,438	1,438	0

Standard Global Equity Partners SA, L.P. c/o Standard Pacific Capital, LLC 101 California St., 36th Floor San Francisco, CA 94111	240,000	*	15,000	15,000	0

Standard Pacific Capital Offshore Fund, Ltd. c/o Standard Pacific Capital, LLC 101 California St., 36th Floor San Francisco, CA 94111	34,000	*	2,125	2,125	0

Standard Pacific MAC 16 Ltd. c/o Standard Pacific Capital, LLC 101 California St., 36th Floor San Francisco, CA 94111	100,000	*	6,250	6,250	0

Sturgeon Limited, Washington Mall-Phase I Church Street, 3rd Floor Hamilton, HM11 Bermuda	91,000	*	5,688	5,688	0

Sunrise Partners Limited Partnership(6) Two American Lane Greenwich, CT 06836-2571	4,600,000	4.8	287,500	287,500	0

TQA Special Opportunities Master Fund LTD. c/o TQA Investors, L.L.C. 405 Lexington Ave, 45th Floor New York, NY 10174	1,000,000	1.1	62,500	62,500	0

Tribeca Investments LTD. 399 Park Ave, 7th Floor New York, NY 10022	9,600,000	10.1	600,000	600,000	0

Univest Convertible Arbitrage Fund II Ltd (Norshield) c/o Context Capital Management, LLC 12626 High Bluff Drive San Diego, CA 92130	225,000	*	14,062	14,062	0

Xavex Convertible Arbitrage 4 Fund c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	16,000	*	1,000	1,000	0

Yield Strategies Fund I, LP c/o Camden Asset Management 2049 Century Park East #330 Los Angeles, CA 90067	950,000	1.0	59,375	59,375	0

Yield Strategies Fund II, LP c/o Camden Asset Management 2049 Century Park East, #330 Los Angeles, CA 90067	450,000	*	28,125	28,125	0

	Principal Amount of Notes		Number of Shares of Common Stock
Selling Securityholder (1)(2)	Beneficially Owned and Offered Hereby(1)	Percentage of Notes Outstanding	Beneficially Owned (1)(3)	Offered Hereby(1)(3)	Owned After the Offering (4)

Zurich Institutional Benchmarks Master Fund Ltd. c/o Forest Investment Management LLC 53 Forest Avenue Old Greenwich, CT 06870	66,000	*	4,125	4,125	0

Zurich Institutional Benchmarks Master Fund Ltd. c/o SSI Investment Management Inc. 357 N. Canon Dr. Beverly Hills, CA 90210	480,000	*	30,000	30,000	0

*	Indicates less than 1%.

(1)	Amounts indicated are in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling security holders provided to us the information regarding their notes and common stock.

(2)	The information with respect to each selling security holder is based on information provided by such selling security holder as of February 25, 2005, unless otherwise indicated. A selling security holder may have sold, transferred or otherwise disposed of all or a portion of its notes, in transactions exempt from the registration requirements of the Act or otherwise, after the date on which it provided us with the information reflected in the table.

(3)	Assumes a conversion price of approximately $16.00 per share and a cash payment in lieu of any fractional share interest. However, this conversion price will be subject to adjustment as described under “Description of Notes— Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(4)	Assumes selling securityholder sells all securities offered hereby and does not sell other securities that it may have owned as of the date of this prospectus.

(5)	This selling securityholder is a registered broker-dealer.

(6)	This selling securityholder is an affiliate of a registered broker-dealer.

None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. The selling securityholders purchased all of the notes in private transactions on or after March 29, 2004. All of the notes were “restricted securities” under the Securities Act prior to this registration.

Information concerning the selling securityholders may change from time to time and any changed information will be set forth in additional amendments or supplements to this prospectus if and when necessary. In addition, the conversion rate, and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock into which the notes are convertible may increase or decrease.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or the common stock into which the notes are convertible in the course of hedging the positions they assume. The selling securityholders may also sell the notes or the common stock into which the notes are convertible short and deliver these securities to close out their short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our outstanding common stock is listed for trading on the Nasdaq National Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes.

In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock. A selling securityholder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and Sunterra and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the notes and the underlying common stock.

Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

•	the date when all registrable securities shall have been registered under the Securities Act and disposed of;

•	the date on which all registrable securities are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act;

•	two years after the latest date of original issuance of any of the notes; and

•	the date on which all of the notes and shares of common stock issuable upon conversion of the notes cease to be outstanding.

Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may suspend offers and sales of the notes and shares of common stock pursuant to the registration statement to which this prospectus relates. Permitted suspensions of the use of this prospectus may not exceed 60 days in any three-month period or an aggregate of 120 days in any 12-month period.

We may also suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling securityholder. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event until the selling securityholder receives a prospectus supplement or amendment.

EXPERTS

Grant Thornton LLP, independent registered public accountants, have audited our Successor consolidated balance sheets as of September 30, 2004 and December 31, 2003 and the related Successor and Predecessor consolidated statements of operations, stockholders’ equity (deficiency) and comprehensive income (loss), and cash flows for the nine months ended September 30, 2004, for the year ended December 31, 2003, for the five-month period ended December 31, 2002 and the seven-month period ended July 31, 2002, as described in their report. We have incorporated by reference our consolidated financial statements in reliance on Grant Thornton LLP’s report given on their authority as experts in accounting and auditing.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated, except the SEC registration fee.

SEC Registration Fee	$12,037
Legal Fees and Expenses	25,000
Printing and Engraving	5,000
Fees of Accountants	35,000
Miscellaneous	5,000

$82,037

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article Eight of our articles of incorporation provide that our directors and officers will not be liable to Sunterra or our stockholders for money damages. This provision is intended to limit the liability of our officers and directors to the fullest extent permitted under Maryland law.

Our articles of incorporation provide further that we are required to indemnify our current and former directors and officers to the maximum extent permitted by Maryland law. This obligation to indemnify applies to directors and officers who also serve as employees, in their capacity as employees. Our board of directors may make further provision for indemnification of employees and agents to the extent permitted by Maryland law.

Section 4-218(c) of the Maryland General Corporation Law permits a Maryland corporation to indemnify any director made a party to a proceeding due to his or her service as a director of the corporation, unless:

•	the act or omission of the director was material to the matter giving rise to the proceeding and was either committed in bad faith or was the result of active and deliberate dishonesty;

•	the director actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

We have purchased directors and officers liability insurance, which provides coverage against specified liabilities.

ITEM 16.	EXHIBITS.

The exhibits listed below are filed or incorporated by reference as part of this registration statement.

Exhibit Number	Description

3.1	Articles of Amendment and Restatement of Sunterra Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (date of event: July 29, 2002)).

3.1a	Amendment to Articles of Amendment and Restatement of Sunterra Corporation (incorporated by reference to Exhibit 3.1a to the Company’s Transition Report on Form 10-K for the transition period ended September 30, 2004).

3.2	Amended and Restated Bylaws of Sunterra Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Transition Report on Form 10-K for the transition period ended September 30, 2004).

3.2a	Amendment to Amended and Restated Bylaws of Sunterra Corporation (incorporated by reference to Exhibit 3.2a to the Company’s Transition Report on Form 10-K for the transition period ended September 30, 2004).

4.1	Indenture dated as of March 29, 2004 between Sunterra Corporation and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 10.15 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).

4.2	Indenture dated as of September 1, 2004 between Sunterra Owner Trust 2004-1, as Issuer, Sunterra Financial Services, Inc., as Servicer and Wells Fargo Bank, National Association, as Indenture Trustee, Custodian and Back-Up Servicer (incorporated by reference to Exhibit 4.2 to the Company’s Transition Report on Form 10-K for the transition period ended September 30, 2004).

*5.1	Opinion of Frederick C. Bauman, Esq.

*5.2	Opinion of Baker & McKenzie.

10.1	Third Amended and Restated Joint Plan of Reorganization, dated May 9, 2002, of Sunterra Corporation and its debtor affiliates under Chapter 11 of the Bankruptcy Code (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (date of event: May 9, 2002)).

10.2	Confirmation Order, dated June 20, 2002, of the Bankruptcy Court (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).

10.3	Loan Agreement, dated as of July 29, 2002, (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (date of event: July 29, 2002)) as amended by Amendment No. 1 dated as of December 20, 2002 and further amended by Amendment No. 2 dated February 13, 2004, by and between Merrill Lynch Mortgage Capital, Inc., as agent for certain lenders party thereto, and Sunterra Corporation and certain of its subsidiaries (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003) and further amended by Amendment No. 3 dated July 7, 2004, by and between Merrill Lynch Mortgage Capital, Inc., as agent for certain lenders party thereto, and Sunterra Corporation and certain of its subsidiaries (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10.4	Amendment No. 2, dated February 13, 2004, to Loan Agreement dated July 29, 2002, as amended by Amendment No. 1 dated as of December 20, 2002, by and between Merrill Lynch Mortgage Capital, Inc., as agent for certain lenders party thereto, and Sunterra Corporation and certain of its subsidiaries (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).

10.5	Amendment No. 3, dated July 7, 2004, to Loan Agreement dated July 29, 2002, as amended by Amendment No. 1 dated December 20, 2002, by and between Merrill Lynch Mortgage Capital, Inc., as agent for certain lenders party thereto, and Sunterra Corporation and certain of its subsidiaries and Amendment No. 2, dated February 13, 2004, by and between Merrill Lynch Mortgage Capital, Inc., as agent for certain lenders party thereto, and Sunterra Corporation and certain of its subsidiaries (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

10.6	Warrant Agreement, dated as of July 29, 2002, (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (date of event: July 29, 2002)) as amended by Amendment No. 1 dated February 13, 2004 (incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003), by and between Sunterra Corporation and Merrill Lynch Mortgage Capital, Inc.

10.7	Amendment No. 1, dated February 13, 2004, to Warrant Agreement dated as of July 29, 2002, (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (date of event: July 29, 2002)) by and between Sunterra Corporation and Merrill Lynch Mortgage Capital, Inc. (incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).

+10.8	Sunterra Corporation 2002 Stock Option Plan (incorporated by reference to Exhibit 10.8 to the Company’s Transition Report on Form 10-K for the transition period ended September 30, 2004).

+10.8a	Form of Stock Option Agreement Under the Sunterra Corporation 2002 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (date of event: October 29, 2004)).

10.9	Warrant Agreement, dated as of July 29, 2002, by and between Sunterra Corporation and Mellon Investor Services, LLC, as warrant agent (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (date of event: July 29, 2002)).

10.10	Registration Rights Agreement, dated as of July 29, 2002, by and among Sunterra Corporation, Merrill Lynch Mortgage Capital, Inc. and certain initial holders (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K (date of event: July 29, 2002)).

10.11	Registration Rights Agreement dated as of March 29, 2004 between Sunterra Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated and CRT Capital Group (incorporated by reference to Exhibit 10.16 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).

10.12	Pledge Agreement dated as of March 29, 2004 by and among Sunterra Corporation and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.17 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).

10.13	Standard Definitions dated as of September 1, 2004 to the Trust Agreement dated as of September 24, 2004 between Sunterra Ownership, LLC, as Owner and U.S. Bank Trust, National Association, as Owner Trustee and the Indenture dated as of September 1, 2004 between Sunterra Owner Trust 2004-1, as Issuer, Sunterra Financial Services, Inc., as Servicer and Wells Fargo Bank, National Association, as Indenture Trustee, Custodian and Back-Up Servicer (incorporated by reference to Exhibit 10.13 to the Company’s Transition Report on Form 10-K for the transition period ended September 30, 2004).

10.14	Trust Agreement dated as of September 24, 2004 between Sunterra Ownership, LLC, as Owner and U.S. Bank Trust, National Association, as Owner Trustee (incorporated by reference to Exhibit 10.14 to the Company’s Transition Report on Form 10-K for the transition period ended September 30, 2004).

+10.15	Amended and Restated Employment Agreement dated as of November 19, 2001 between Sunterra Corporation and Nicholas Benson (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (date of event: January 25, 2002)).

+10.16	Employment Agreement dated September 9, 2002 between Sunterra Corporation and Steven E. West (incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).

+10.17	Employment Agreement dated May 21, 2001 between Sunterra Corporation and Andrew Gennuso (incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).

+10.18	Employment Agreement dated as January 24, 2003 between Sunterra Corporation and Frederick C. Bauman (incorporated by reference to Exhibit 10.13 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).

+10.19	Employment Agreement dated as January 1, 1998 between Sunterra Corporation and Geoff Bruce (incorporated by reference to Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).

+10.20	Employment Agreement dated as February 23, 2004 between Sunterra Corporation and David R. Harris (incorporated by reference to Exhibit 10.18 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).

**12.1	Statement regarding computation of earnings to fixed charges.

16.1	Letter from Deloitte & Touche LLP (incorporated by reference to Exhibit 11.1 to the Company’s Current Report on Form 8-K (date of event: November 19, 2002)).

*21	Subsidiaries of Sunterra Corporation.

*23.1	Consent of Frederick C. Bauman, Esq. (included in his opinion filed as Exhibit 5.1 to this Registration Statement).

*23.2	Consent of Baker & McKenzie (included in its opinion filed as Exhibit 5.2 to this Registration Statement).

**23.3	Consent of Grant Thornton LLP.

*24.1	Power of Attorney (included in Part II of the Registration Statement under the caption “Signatures”).

*25.1	Statement of Eligibility under the Trust indenture Act of 1939, as amended of Wells Fargo Bank, National Association, trustee under the Indenture.

+	Compensatory management plan

*	Previously filed.

**	Filed herewith.

Item 17.	Undertakings.

The Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(5)	insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Las Vegas, State of Nevada, on the 25th day of February, 2005.

SUNTERRA CORPORATION

By:	/s/ NICHOLAS J. BENSON
Nicholas J. Benson President and Chief Executive Officer

We, the undersigned officers and directors of Sunterra Corporation, hereby, severally constitute and appoint each of Nicholas J. Benson and Steven E. West our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ NICHOLAS J. BENSON Nicholas J. Benson	President, Chief Executive Officer and Director	February 25, 2005

/s/ STEVEN E. WEST Steven E. West	Chief Financial Officer	February 25, 2005

* David Gubbay	Chairman of the Board and Director	February 25, 2005

* James H. Dickerson, Jr.	Director	February 25, 2005

* Olof S. Nelson	Director	February 25, 2005

* James A. Weissenborn	Director	February 25, 2005

* Charles F. Willes	Director	February 25, 2005

* By:	/s/ STEVEN E. WEST
Steven E. West Attorney-in-fact